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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-84656 and Form S-8 No. 333-17773) pertaining to the Gray Communications Systems, Inc. Capital Accumulation Plan, the Registration Statements (Form S-8 No. 333-15711 and Form S-8 No. 333-89855) pertaining to the Gray Communications Systems, Inc. 1992 Long-Term Incentive Plan and the Registration Statement (Form S-8 No. 333-42377) pertaining to the Non-Employee Directors Stock Option Plan of our report dated February 4, 2002, with respect to the consolidated financial statements and schedule of Gray Communications Systems, Inc. for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


PricewaterhouseCoopers LLP

Atlanta, Georgia
March 27, 2002


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